Exhibit 10.13


                  DEFERRED COMPENSATION AGREEMENT


     This is an Agreement made as of the 27th day of August, 1987, by and between The Neiman Marcus Group, Inc. (the
"Company") and Gary L. Countryman (the "Director").

     WHEREAS, the Director is a member of the Board of Directors of the Company and is paid for his attendance at Board meetings and for other services rendered by him as a director; and

     WHEREAS, the parties desire that the Director be paid his fees on a deferred basis in the manner prescribed by this Agreement;

     NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

     1. Fees. The Director agrees to accept compensation at such rates as the Company may, from time to time, establish for his attendance at meetings and for all other services of every type and description as he may render to the Company in his capacity as a member of its Board of Directors. However, beginning on the effective date of this Agreement, the Company shall withhold all such deferred compensation from the Director and pay the same in accordance with the terms set forth below.

     2. Deferred Compensation Account. The Company shall establish and maintain an account to record the accrual of the Director's deferred compensation. To such account, the following credits and debits shall be made:

          (a) As of the date the Director attends meetings or renders other services, his account shall be credited with the appropriate amount of deferred compensation.

          (b) During the period for which the Company maintains a deferred compensation account for the Director (or his beneficiary or estate), the Company shall accrue and credit such account with interest at a rate equal to that paid on 90-day certificates of deposit (in denominations of at least $100,000) issued by The First National Bank of Boston from time to time.

          (c) Payments to the Director, his designated beneficiary or his estate shall be debited to the Director's deferred compensation account as of the date of payment.

     3. Payments to the Director. The Company shall pay to the Director the full amount of his deferred compensation account, as described in paragraph 2, upon the earliest to occur of his (a) attainment of age 65, (b) ceasing to be a Director of the Company for any reason, or (c) retirement from full-time employment on a permanent basis.

     4. Payments After Death. If the Director shall die before the deferred compensation account has been paid to him, then the entire account shall be paid to the beneficiary designated by the Director in accordance with this paragraph 4; if no such beneficiary has been designated, such deferred compensation shall be paid to the Director's estate. Such designation of Beneficiary must be in writing, dated, signed by the Director and acknowledged by him before a notary public, and no beneficiary designation shall be deemed effective unless the same has been furnished to the Secretary of the Company prior to the death of the Director. The Company may rely in all cases on the genuineness, accuracy and date of any such beneficiary designation and shall be fully protected in making payment in accordance therewith. Any beneficiary designation filed with the Secretary of the Company prior to the death of the Director shall be deemed to have revoked all earlier designations and no beneficiary designation furnished to the Secretary after the date of a Director's death shall be deemed effective.

     5. Withholding. The Company shall have the right to reduce all payments to be made hereunder by any amounts required to be withheld by Federal, State and local law or regulation.

     6. Nature of Director's Rights. The rights of the Director under this Agreement and those of his estate or beneficiary shall be solely those of an unsecured creditor of the Company. In no event shall the Company be required to hold funds or other assets separate and apart in respect of or to satisfy its obligations hereunder, nor shall the Company ever be required or deemed to be holding funds or assets in trust for the benefit of the Director or his estate or beneficiary or be required to hold any such funds or other assets as security for the performance of its obligations hereunder.

     7. Non-Alienation. Neither the Director nor his beneficiary or estate shall have the right in any manner to sell, alienate, transfer, hypothecate, assign, pledge or encumber any interest in the deferred compensation account. Any attempt to sell, alienate, transfer, hypothecate, assign, pledge or encumber the deferred compensation account shall be void and of no effect whatever.

     8. Revocation. The Director may elect to receive on a current basis any fees which would otherwise be deferred and paid under the terms of this Agreement by notifying the Company to that effect in writing. However, such election for current payment of fees shall apply only to fees due for periods after the effective date of the notice; the payment of fees theretofore deferred may not be accelerated and shall become due and payable only in accordance with the provisions of paragraphs 3 or 4 hereof.

     9. Miscellaneous. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and the Director, his heirs, administrators, executors, other personal representatives and any beneficiary he may designate. No amendments, modifications or additions to this Agreement shall be binding unless in writing and signed by the parties. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts. The section headings used in this Agreement are included solely for convenience and shall not effect or be used in connection with the interpretation of this Agreement.

     IN WITNESS WHEREOF, this Agreement has become effective as of the date set forth above.

                              THE NEIMAN MARCUS GROUP, INC.


                              By s/Gary L. Countryman
                                   Gary L. Countryman



                                s/Robert J. Tarr, Jr.